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                                                                     EXHIBIT 8.1
                           [Letterhead of Jones Day]

                                November 3, 2006

National City Corporation
1900 East Ninth Street
Cleveland, OH 44114-3484

National City Capital Trust II
1900 East Ninth Street
Cleveland, OH 44114-3484

Ladies and Gentlemen:

     We have acted as special tax counsel for National City Corporation, a Delaware corporation (the "Company"), and National City Capital Trust II, a Delaware statutory trust (the "Trust"), in respect of:

     (1) the offer and sale by the Trust of Trust Preferred Securities (the "Capital Securities"); and

     (2) the issuance by the Company of Income Capital Obligation Notes (the "ICONs") on the date hereof (the "Issue Date").

This opinion letter is being furnished in connection with the Registration Statement on Form S-3 (the "Registration Statement") filed on October 25, 2006 with the United States Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the "Act"), the prospectus included therein (the "Prospectus") and the preliminary and final prospectus supplements relating to the offer and sale by the Trust of the Capital Securities (the "Prospectus Supplements"). The ICONs will be issued on November 3, 2006 (the "Issue Date"), pursuant to an Indenture dated as of November 3, 2006 between the Company and The Bank of New York Trust Company, N.A., as indenture trustee (the "Indenture Trustee") and the First Supplemental Indenture dated as of November 3, 2006 between the Company and the Indenture Trustee (collectively, the "Indenture").

     In connection with our opinion, we have reviewed and are relying upon the Registration Statement, including the exhibits thereto, the Prospectus, the Prospectus Supplements, the Amended and Restated Trust Agreement of the Trust dated November 3, 2006 between the Company and The Bank of New York Trust Company, N.A., as trustee (the "Trust Agreement"), and the Indenture and upon such other documents, records and instruments that we have deemed necessary or appropriate for purposes of our opinion, and have assumed their accuracy as of the Issue Date. In addition, we have relied on and assumed the accuracy of certain representations

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National City Corporation
National City Capital Trust II
November 3, 2006
Page 2


regarding factual matters of the Company contained in a letter addressed to us dated as of the date hereof and delivered to us in connection with the issuance of our opinion (the "Representations"), and have assumed that the Representations will remain accurate as of the Issue Date.

     For purposes of this letter, we have further assumed (a) the legal capacity of all natural persons, (b) the genuineness of all signatures, (c) the authenticity of all documents and records submitted to us as originals, (d) that the final executed version of all documents submitted to us as drafts will be identical in all material respects to the versions most recently supplied to us,
(e) that each such final version will be valid and enforceable in accordance with its terms, (f) the conformity of all documents and records submitted to us as copies to the original documents and records and (g) the truthfulness of all statements of fact, as of the Issue Date, contained in the documents submitted to us. We have also made such investigations of law and fact as we have deemed appropriate as a basis for our opinion.

     This opinion is based upon current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), the legislative history thereto, the existing applicable United States federal income tax regulations promulgated or proposed under the Code, published judicial authority and currently effective published rulings and administrative pronouncements of the Internal Revenue Service (the "IRS"), all of which are subject to change at any time, possibly with retroactive effect, and subject to differing interpretations.

     Based upon and subject to the foregoing and the qualifications set forth below, it is our opinion, that:

     (i) the ICONs held by the Trust will, although the matter is not free from doubt, be respected as indebtedness of the Company for United States federal income tax purposes; and

     (ii) the Trust will be classified for United States federal income tax purposes as a grantor trust and not as an association taxable as a corporation.

     In addition, we are of the opinion that the statements set forth in the Prospectus Supplements under the caption "Material United States Federal Income Tax Consequences," subject to the qualifications set forth therein and in this letter, to the extent they describe United States federal income tax laws or legal conclusions with respect thereto, constitute accurate summaries of the matters described therein in all material respects.

     In rendering our opinion, we are expressing our views only as to the United States federal income tax laws. We do not undertake to advise you of the effect of changes in matters of law or fact occurring subsequent to the date hereof. This opinion is not binding upon the IRS or the

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National City Corporation
National City Capital Trust II
November 3, 2006
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courts. There can be no assurance, and none is hereby given, that the IRS will not take a position contrary to one or more of the positions reflected in the foregoing opinion or that our opinion will be upheld by the courts if challenged by the IRS.

     We hereby consent to the filing of this opinion as Exhibit 8.1 to the Registration Statement and to the reference to us in the Prospectus Supplements under the caption "Material United States Federal Income Tax Consequences." In giving this consent, we do not hereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

                                        Very truly yours,


                                        /s/ Jones Day